Trecora Resources Announces Third Quarter 2021 Results

•Third quarter revenue of $74.6 million, an increase of 56.3% from the third quarter of 2020, driven by price and volume increases in both the Specialty Petrochemicals and Specialty Wax segments.
•Third quarter net income from continuing operations increased 69.9% to $1.9 million from $1.1 million in the third quarter of 2020.
•Third quarter Adjusted EBITDA from continuing operations increased to $7.5 million from $7.1 million in the third quarter of 2020.
•Specialty Waxes segment revenues rose 32.3% year-over-year, driven by price increases and improved raw material supply, resulting in segment net income of $2.7 million and Adjusted EBITDA of $2.0 million.
•Conference call at 10:00 am ET, November 4, 2021

SUGAR LAND, Texas, November 3, 2021 – Trecora Resources (“Trecora” or the “Company”) (NYSE: TREC), a leading provider of specialty hydrocarbons and specialty waxes, today announced financial results for the third quarter ended September 30, 2021.

Executive Commentary

“In the third quarter, the steady improvement in demand following the impacts of the pandemic continued, while cost escalation and supply chain constraints accelerated. Despite these challenges, our solvent and wax volumes grew, benefiting from our owned truck fleet for transporting solvents, and improved feedstock supply to our wax business. Our truck fleet satisfies approximately two-thirds of our trucking needs, which provided a significant benefit as our industry on the whole experienced a sharp increase in trucking rates as well as capacity shortages during the quarter. Not only did having our own fleet allow us to avoid a meaningful amount of cost escalation, it also enabled us to maintain high service levels. Additionally, our wax margins improved due to successful price actions taken across the quarter,” stated Pat Quarles, Trecora’s President and Chief Executive Officer.

“During the third quarter we had approximately $2.8 million of non-recurring expense associated with professional services and due diligence work related to a significant M&A opportunity. We ultimately determined not to pursue this opportunity because we concluded that it was unlikely to create shareholder value. For the first nine months of 2021, non-recurring expenses relating to this opportunity were approximately $4.0 million,” concluded Mr. Quarles.

Sami Ahmad, Trecora's Chief Financial Officer stated, “Investments we have made in optimizing our operations continued to benefit the Company during the third quarter. Volumes increased in both of our segments while we continued to implement price increases in response to rising feedstock, utility and supply chain costs. Cash flow from operations for the first nine months of 2021was $9.3 million, including the benefit of the increase in payables associated with non-recurring professional services and due diligence. Cash flow from operations also includes the significant negative impact of the Texas freeze event earlier in the year as well as a use of cash of $9.2 million for working capital driven by rising prices.”

“The Company continues to benefit from a strong balance sheet and liquidity position. Cash balance at the end of the quarter was $44.4 million, and our revolver was undrawn. Total bank debt at the end of the quarter was $42.9 million. Finally, we received notice that the $2.2 million PPP loan for Trecora Chemical was fully forgiven. We expect the remaining $4.0 million PPP loan to also be forgiven. I am confident that we have the financial flexibility to manage our business and execute on our strategic plan,” concluded Mr. Ahmad.

Third Quarter 2021 Financial Results

Total revenue in the third quarter of 2021 was $74.6 million, compared to $47.7 million in the third quarter of 2020. This 56.3% year-over-year increase was primarily due to higher selling prices and sales volumes as demand remained strong due to the ongoing economic recovery.

Gross profit in the third quarter of 2021 was $9.0 million, or 12.0% of total revenues, compared to $8.5 million, or 17.7% of total revenues in the third quarter of 2020. Despite rising revenues driven by higher sales volumes and product prices, margins contracted in the third quarter due to sharp increases in feedstock, utility and freight costs. Operating loss in the third quarter of 2021 was $(0.2) million, compared to operating income of $2.5 million in the third quarter of 2020, due primarily to non-recurring SG&A expense of $2.8 million associated with professional services and due diligence work related to a significant M&A opportunity that the Company chose not to pursue.

Net income from continuing operations in the third quarter of 2021 was $1.9 million, or $0.08 per diluted share1, compared to $1.1 million, or $0.04 per diluted share2, in the third quarter of 2020. Adjusted EBITDA from continuing operations was $7.5 million for the third quarter of 2021, compared with $7.1 million in the third quarter of 2020.

Specialty Petrochemicals

Specialty Petrochemicals volume in the third quarter of 2021 was 20.9 million gallons, compared to 20.0 million gallons in the second quarter of 2021 and 17.9 million gallons in the third quarter of 2020. Sales revenues for Specialty Petrochemicals products increased 61.5% year-over-year. This was primarily due to increased production volume as well as higher product prices.

Prime product volume in the third quarter of 2021 was 17.2 million gallons, compared to 16.9 million gallons in the second quarter of 2021 and 14.7 million gallons in the third quarter of 2020. By-product sales volume was 3.7 million gallons in the third quarter of 2021.

Specialty Petrochemicals net income was $2.6 million in the third quarter of 2021, compared to net income of $4.2 million in the third quarter of 2020. Adjusted EBITDA from continuing operations for Specialty Petrochemicals in the third quarter of 2021 was $7.2 million, compared to $8.5 million in the third quarter of 2020.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	SEPTEMBER 30,
	2021	2020	% Change
Product sales	$61,938	$37,580	65%
Processing fees	1,419	1,644	(14)%
Gross revenues	$63,357	$39,224	62%
Operating profit before depreciation and amortization	7,258	8,538	(15)%
Operating profit	4,413	5,871	(25)%
Net profit before taxes	4,062	5,311	(24)%
Depreciation and amortization	2,844	2,667	7%
Adjusted EBITDA (1)	7,237	8,485	(15)%
Capital expenditures	3,416	2,084	64%

(1) See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

1 Based on 25.0 million shares outstanding
2 Based on 25.4 million shares outstanding

Specialty Waxes

Specialty Waxes had revenues of approximately $11.3 million in the third quarter of 2021, a $2.8 million increase from the third quarter of 2020. Revenues included approximately $8.5 million of wax product sales in the third quarter of 2021, and processing revenues of $2.8 million. Wax revenues were 41.6% higher than the same quarter last year due to higher selling prices and increased volumes. Average selling prices for our specialty waxes increased by approximately 28%in the third quarter of 2021 compared to the same quarter last year. Wax sales volumes increased approximately 10.9% from the third quarter of 2020.

Processing fees were approximately $2.8 million in the third quarter of 2021, an increase of 10.4%, or approximately $0.3 million, from the third quarter of 2020. Processing fees were constrained by delays in receiving input materials from customers due to supply chain issues.

Adjusted EBITDA for Specialty Waxes in the third quarter of 2021 was $2.0 million, compared to $0.1 million in the third quarter of 2020. Specialty Waxes net income was $2.7 million in the third quarter of 2021, compared to net loss of $(1.3) million in the third quarter of 2020.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	SEPTEMBER 30,
	2021	2020	% Change
Product sales	$8,484	$5,990	42%
Processing fees	2,796	2,533	10%
Gross revenues	$11,280	$8,523	32%
Operating profit before depreciation and amortization	2,041	89	2,193%
Operating profit (loss)	489	(1,337)	137%
Net profit (loss) before taxes	2,671	(1,293)	307%
Depreciation and amortization	1,553	1,427	9%
Adjusted EBITDA (1)	2,035	134	1,423%
Capital expenditures	215	641	(66%)

(1)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

First Nine Months 2021 Financial Results

Total revenue in the first nine months of 2021 was $198.1 million, compared to $150.5 million for the same period in 2020, an increase of 31.6%. This increase was primarily due to greater sales volumes and higher selling prices as a result of the economic recovery.

Gross profit in the first nine months of 2021 was $22.3 million, or 11.3% of total revenues, compared to $22.7 million, or 15.1% of total revenues, for the same period in 2020. Operating loss in the first nine months of 2021 was $(2.3) million, compared to operating income of $3.3 million for the same period in 2020.

Net loss from continuing operations in the first nine months of 2021 was $(0.3) million, or $(0.01) per diluted share3, compared to net income from continuing operations of $5.1 million, or $0.20 per diluted share4, for the same period in 2020. The first nine months of 2021 included the negative impact of the Texas freeze event in February, estimated to be $3.5 million, while the first nine months of 2020 included an income tax benefit of $3.9 million. Adjusted EBITDA from continuing operations in the first nine months of 2021 was $16.4 million, compared to Adjusted EBITDA from continuing operations of $16.8 million for the same period in 2020.

3 Based on 24.6 million shares outstanding.
4 Based on 25.2 million shares outstanding.

Specialty Petrochemicals

Specialty Petrochemicals net income was $8.1 million in the first nine months of 2021, compared to net income of $10.2 million for the same period in 2020. Specialty Petrochemicals volume in the first nine months of 2021 was 58 million gallons, compared to 53 million gallons for the same period in 2020. Prime product volume in the first nine months of 2021 was 48.7 million gallons, compared to 44 million gallons in the same period in 2020. Adjusted EBITDA from continuing operations for Specialty Petrochemicals in the first nine months of 2021 decreased to $19.5 million, compared to $20 million for the same period in 2020.

Dollar amounts in thousands/rounding may apply	NINE MONTHS ENDED
	SEPTEMBER 30,
	2021	2020	% Change
Product sales	$164,359	$119,202	38%
Processing fees	4,200	4,047	4%
Gross revenues	$168,559	$123,249	37%
Operating profit before depreciation and amortization	19,570	20,002	(2)%
Operating profit	11,137	12,097	(8)%
Net profit before taxes	10,474	9,901	6%
Depreciation and amortization	8,433	7,905	7%
Adjusted EBITDA from continuing operations (1)	19,544	19,956	(2)%
Capital expenditures	10,675	9,067	18%
(1) See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

Specialty Waxes

Specialty Waxes net income was $0.5 million in the first nine months of 2021 compared to net loss of $(0.4) million for the same period in 2020. Specialty Waxes had revenues of $29.5 million in the first nine months of 2021, an 8.3% increase from the same period of 2020. Revenues included $22.3 million of wax product sales and $7.2 million of processing revenues. Wax sales volumes stayed relatively constant, increasing 0.2% in the first nine months of 2021 from the same period in 2020. Third quarter growth offset weakness felt earlier in the year due in large part to the Texas freeze event, which impacted both wax production and custom processing. Adjusted EBITDA from continuing operations for Specialty Waxes in the first nine months of 2021 was $2.9 million, compared to $2.1 million for the same period in 2020.

Dollar amounts in thousands/rounding may apply	NINE MONTHS ENDED
	SEPTEMBER 30,
	2021	2020	% Change
Product sales	$22,288	$18,258	22%
Processing fees	7,224	8,981	(20%)
Gross revenues	$29,512	$27,239	8%
Operating profit before depreciation and amortization	2,881	2,009	43%
Operating loss	(1,666)	(2,084)	20%
Net profit (loss) before taxes	533	(1,980)	(127%)
Depreciation and amortization	4,547	4,093	11%
Adjusted EBITDA from continuing operations (1)	2,892	2,130	36%
Capital expenditures	1,620	1,242	30%
(1) See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

Outlook

“In the third quarter we saw a continued resurgence of demand due to the recovery from the pandemic. We currently expect that strength to continue through year-end and into 2022. That broad economic strength has also driven higher costs for our business, in terms of feedstocks and utilities, as well as supply chain services on which our business depends. We have responded with a series of price increases and anticipate further increases through year-end as we look to recover our margins. As several of our contractual customers start up new plants in 2022, we expect to see a positive impact on their purchase levels.”
“Our growth program continues to build momentum as we commercialize growth projects and add new ones to our portfolio. We estimate Trecora’s growth program to contribute over $7.0 million of incremental EBITDA in 2021 overall.”

“We are pleased with our third quarter results, highlighted by significant improvement in our Specialty Waxes segment and strong cash flow generation. This success came against the backdrop of challenging commodity inflation, which we worked hard to offset. We anticipate implementing further price increases in order to grow our margins while market demand is expected to remain strong, enabling us to close out the year in a strong position and enter 2022 with enthusiasm for Trecora’s prospects,” concluded Mr. Quarles.

Earnings Call

Tomorrow’s conference call, on November 4, 2021, at 10:00 am Eastern Time, will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com/ or at https://edge.media-server.com/mmc/p/zcza6anf. A replay of the call will also be available through the same link until November 3, 2022.

To participate via telephone, callers should dial in at least ten to fifteen minutes prior to the 10:00 am Eastern Time start; domestic callers (U.S. and Canada) should call +1-866-417-5724 or +1-409-217-8234 if calling internationally, using the conference ID 6267010. To listen to the playback, please call 1-855-859-2056 if calling within the United States or 1-404-537-3406 if calling internationally. Use pin number 6267010 for the replay.

Use of Non-GAAP Measures
This earnings press release includes non-GAAP financial measures of EBITDA from continuing operations and Adjusted EBITDA from continuing operations and provide reconciliations from our most directly comparable GAAP financial measures to those measures.
We believe these financial measures provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We also believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. These measures are not measures of financial performance or liquidity under GAAP and should be considered in addition to, and not as a substitute for, analysis of our results under GAAP.
We define EBITDA from continuing operations as net income (loss) from continuing operations plus interest expense, income tax expense (benefit), and depreciation and amortization. We define Adjusted EBITDA from continuing operations as EBITDA from continuing operations net of the impact of items we do not consider indicative of our ongoing operating performance, including share-based compensation, gains or losses on disposal of assets, gains or losses on extinguishment of debt and one-time costs for professional services associated with M&A and strategic initiatives. These non-GAAP measures have been reconciled to the nearest GAAP measure for historical periods in the tables below entitled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures.” However, the Company is unable to reconcile its expectations regarding Adjusted EBITDA growth in 2021 to the most directly comparable GAAP measures without unreasonable efforts because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures.

Forward-Looking Statements
Some of the statements and information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company’s financial position, business strategy and plans and objectives of the Company’s management for future operations and other statements that are not historical facts, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “outlook,” “may,” “will,” “can,” “shall,” “should,” “could,” “expects,” “plans,” “anticipates,” “contemplates,” “proposes,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” “intend,” or the negative of such terms and other comparable terminology, or by discussions of strategy, plans or intentions.
Forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and factors include, but are not limited to the impacts of the COVID-19 pandemic on our business, financial results and financial condition and that of our customers, suppliers, and other counterparties; general economic and financial conditions domestically and internationally; insufficient cash flows from operating activities; our ability to attract and retain key employees; feedstock and product prices; feedstock availability and our ability to access third party transportation; competition; industry cycles; natural disasters or other severe weather events (such as the Texas freeze event), health epidemics and pandemics (including the COVID-19 pandemic) and terrorist attacks; our ability to consummate, and the costs associated with, extraordinary transactions, including acquisitions, dispositions and other strategic initiatives, and realize the financial and strategic goals of such transactions; technological developments and our ability to maintain, expand and upgrade our facilities; regulatory changes; environmental matters; lawsuits; outstanding debt and other financial and legal obligations (including having to return the amounts borrowed under the PPP Loans or failing to qualify for forgiveness of such loans, in whole or in part); difficulties in obtaining additional financing on favorable conditions, or at all; local business risks in foreign countries, including civil unrest and military or political conflict, local regulatory and legal environments and foreign currency fluctuations; and other risks detailed in our latest Annual Report on Form 10-K, including, but not limited to, “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein and in our other filings with the Securities and Exchange Commission (the “SEC”). Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic and other natural disasters such as severe weather events.
There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior releases, reports and other filings with the SEC, the information contained in this report updates and supersedes such information.
Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
About Trecora Resources (TREC)
TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities.
Investor Relations Contact: The Equity Group Inc.

Jeremy Hellman, CFA    (212) 836-9626

jhellman@equityny.com

Adam Prior    (212) 836-9606
aprior@equityny.com

TRECORA RESOURCES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021 (Unaudited)	December 31, 2020
ASSETS	(thousands of dollars, except par value)
Current Assets
Cash	$44,403	$55,664
Trade receivables, net	31,958	25,301
Inventories	15,619	12,945
Prepaid expenses and other assets	6,643	9,198
Taxes receivable	945	2,788
Total current assets	99,568	105,896

Property, plant and equipment, net	187,567	187,104

Intangible assets, net	11,512	12,893
Lease right-of-use assets, net	8,746	10,528
Mineral properties in the United States	412	412

TOTAL ASSETS	$307,805	$316,833

LIABILITIES
Current Liabilities
Accounts payable	$12,686	$14,447
Accrued liabilities	11,044	6,857
Current portion of long-term debt	4,194	4,194
Current portion of lease liabilities	3,302	3,195
Current portion of CARES Act, PPP Loans	3,935	—
Current portion of other liabilities	542	891
Total current liabilities	35,703	29,584

CARES Act, PPP Loans, net of current portion	—	6,123
Long-term debt, net of current portion	38,755	41,901
Post-retirement benefit, net of current portion	312	320
Lease liabilities, net of current portion	5,444	7,333
Other liabilities, net of current portion	617	648
Deferred income taxes	26,420	26,517
Total liabilities	107,251	112,426

COMMITMENTS AND CONTINGENCIES (Note 12)

EQUITY
Common stock - authorized 40 million shares of $0.10 par value; issued 25.0 million and 24.8 million and outstanding 24.4 million and 24.8 million in 2021 and 2020, respectively	2,497	2,483
Additional paid-in capital	62,710	61,311
Treasury stock, at cost (0.6 million shares)	(5,000)	—
Retained earnings	140,058	140,324
Total Trecora Resources Stockholders' Equity	200,265	204,118
Non-controlling Interest	289	289
Total equity	200,554	204,407

TOTAL LIABILITIES AND EQUITY	$307,805	$316,833

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2021	2020	2021	2020
	(thousands of dollars, except per share amounts)
REVENUES
Product sales	$70,422	$43,570	$186,647	$137,460
Processing fees	4,215	4,177	11,424	13,028
	74,637	47,747	198,071	150,488

OPERATING COSTS AND EXPENSES
Cost of sales and processing (including depreciation and amortization of $4,180, $3,887, $12,317 and $11,373, respectively)	65,663	39,290	175,731	127,786

GROSS PROFIT	8,974	8,457	22,340	22,702

GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative	8,923	5,766	23,928	18,729
Depreciation	218	209	670	637
	9,141	5,975	24,598	19,366

OPERATING INCOME (LOSS)	(167)	2,482	(2,258)	3,336

OTHER INCOME (EXPENSE)
Interest expense	(319)	(508)	(918)	(2,159)
Gain on extinguishment of debt	2,188	—	2,188	—
Miscellaneous income, net	(30)	(13)	213	(7)
	1,839	(521)	1,483	(2,166)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,672	1,961	(775)	1,170

INCOME TAX (EXPENSE) BENEFIT	211	(853)	509	3,942

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,883	1,108	(266)	5,112

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	21,324	—	26,179

NET INCOME (LOSS)	$1,883	$22,432	$(266)	$31,291

Basic Earnings (Loss) per Common Share
Net income (loss) from continuing operations (dollars)	$0.08	$0.04	$(0.01)	$0.21
Net income from discontinued operations, net of tax (dollars)	—	0.86	—	1.06
Net income (loss) (dollars)	$0.08	$0.90	$(0.01)	$1.27

Basic weighted average number of common shares outstanding	24,341	24,817	24,562	24,795

Diluted Earnings (Loss) per Common Share
Net income (loss) from continuing operations (dollars)	$0.08	$0.04	$(0.01)	$0.20
Net income from discontinued operations, net of tax (dollars)	—	0.84	—	1.04
Net income (loss) (dollars)	$0.08	$0.88	$(0.01)	$1.24

Diluted weighted average number of common shares outstanding	24,952	25,394	24,562	25,179

TRECORA RESOURCES AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
EBITDA from continuing operations and Adjusted EBITDA from continuing operations
(Thousands of dollars; rounding may apply)

	THREE MONTHS ENDED				THREE MONTHS ENDED
	9/30/2021				9/30/2020
	SPEC. PETRO	SPEC. WAX	CORP	TREC	SPEC. PETRO	SPEC. WAX	CORP	TREC
NET INCOME (LOSS)	$ 2,619	$ 2,670	$(3,406)	$ 1,883	$ 4,161	$ (1,267)	$19,538	$22,432
Income from discontinued operations, net of tax	0	0	0	0	0	0	21,324	21,324
Income (loss) from continuing operations (1)	$ 2,619	$ 2,670	$(3,406)	$ 1,883	$ 4,161	$ (1,267)	$(1,786)	$ 1,108
Interest expense	318	0	1	319	507	0	1	508
Income tax expense (benefit)	1,444	0	(1,655)	(211)	1,150	(26)	(271)	853
Depreciation and amortization	195	23	0	218	183	24	3	210
Depreciation and amortization in cost of sales	2,649	1,530	0	4,179	2,484	1,403	0	3,887
EBITDA from continuing operations (1)	7,225	4,223	(5,060)	6,388	8,485	134	(2,053)	6,566
Stock-based compensation	0	0	572	572	0	0	489	489
Gain on extinguishment of debt(2)	0	(2,188)	0	(2,188)	0	0	0	0
Gain on disposal of assets	12	0	0	12	0	0	0	0
One-time costs for professional services associated with M&A and strategic initiatives	0	0	2,751	2,751	0	0	35	35
Adjusted EBITDA from continuing operations (1)	$ 7,237	$ 2,035	$(1,737)	$ 7,535	$ 8,485	$ 134	$(1,529)	$ 7,090

	NINE MONTHS ENDED				NINE MONTHS ENDED
	9/30/2021				9/30/2020
	SPEC. PETRO	SPEC. WAX	CORP	TREC	SPEC. PETRO	SPEC. WAX	CORP	TREC
NET INCOME (LOSS)	$ 8,110	$ 533	$(8,909)	$ (266)	$ 10,150	$ (385)	$21,526	$31,291
Income from discontinued operations, net of tax	0	0	0	0	0	0	26,179	26,179
Income (Loss) from continuing operations (1)	$ 8,110	$ 533	$(8,909)	$ (266)	$ 10,150	$ (385)	$(4,653)	$ 5,112
Interest expense	917	0	1	918	2,158	0	1	2,159
Income tax expense (benefit)	2,364	0	(2,873)	(509)	(249)	(1,595)	(2,098)	(3,942)
Depreciation and amortization	595	69	6	670	554	71	13	638
Depreciation and amortization in cost of sales	7,838	4,478	0	12,316	7,351	4,022	0	11,373
EBITDA from continuing operations (1)	19,824	5,080	(11,775)	13,129	19,964	2,113	(6,737)	15,340
Share based compensation	0	0	1,695	1,695	0	0	1,422	1,422
Gain on extinguishment of debt(2)	0	(2,188)	0	(2,188)	0	0	0	0
(Gain) Loss on disposal of assets	(280)	0	0	(280)	(8)	17	0	9
One-time costs for professional services associated with M&A and strategic initiatives	0	0	3,998	3,998	0	0	35	35
Adjusted EBITDA from continuing operations (1)	$ 19,544	$ 2,892	$(6,082)	$16,354	$ 19,956	$ 2,130	$(5,280)	$16,806

(1) Discontinued Operations only applicable within the Corporate segment
(2) Extinguishment of debt is directly related to the forgiveness of the TC PPP Loan